Exhibit (a)(5)(iii)

XBiotech Announces Preliminary Results of Tender Offer

AUSTIN, Texas, Feb. 13, 2020 (GLOBE NEWSWIRE) -- XBiotech Inc. (NASDAQ: XBIT) (“XBiotech”) today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on February 12, 2020.

Based on the preliminary count by American Stock Transfer & Trust Co., LLC, the depositary for the tender offer, a total of 41,164,725 common shares of XBiotech were properly tendered and not properly withdrawn at or below the maximum purchase price of $33.00 per share, including 2,178,233 shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, XBiotech expects to accept for payment, at a purchase price of $30.00, approximately 14,000,000 common shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date, at an aggregate cost of approximately $420 million, excluding fees and expenses relating to the tender offer.  The preliminary proration factor for shares that XBiotech expects to purchase pursuant to the tender offer is approximately 30.91 percent, before giving effect to odd lots.

The number of shares to be purchased and the purchase price are preliminary and subject to change.  The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period.  The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process.  Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

D.F. King & Co., Inc. is the information agent for the Offer. Shareholders with questions may call D.F. King at (212) 269-5550 (banks and brokers) or (866) 856-3065 (all others).

About True Human™ Therapeutic Antibodies

XBiotech’s True Human™ antibodies are derived without modification from individuals who possess natural immunity to certain diseases. With discovery and clinical programs across multiple disease areas, XBiotech’s True Human antibodies have the potential to harness the body’s natural immunity to fight disease with increased safety, efficacy and tolerability.

About XBiotech
XBiotech is a fully integrated global biosciences company dedicated to pioneering the discovery, development and commercialization of therapeutic antibodies based on its True Human™ proprietary technology. XBiotech currently is advancing a robust pipeline of antibody therapies to redefine the standards of care in oncology, inflammatory conditions and infectious diseases. Headquartered in Austin, Texas, XBiotech also is leading the development of innovative biotech manufacturing technologies designed to more rapidly, cost-effectively and flexibly produce new therapies urgently needed by patients worldwide. For more information, visit www.xbiotech.com.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements, including declarations regarding management's beliefs and expectations that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "expects," "plans," "contemplate," "anticipates," "believes," "estimates," "predicts," "projects," "intend" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties are subject to the disclosures set forth in the "Risk Factors" section of certain of our SEC filings. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact
Ashley Otero
aotero@xbiotech.com
512-386-2930